Exhibit 99.1

For Immediate Release

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

ANNOUNCES RETIREMENT OF STEPHEN FULTON AND ADDITION OF ANUP AGARWAL AS NEW CHIEF INVESTMENT OFFICER

Pasadena, CA, September 9, 2013 – Western Asset Mortgage Capital Corporation (NYSE: WMC) announced today that Stephen Fulton will retire from his positions as Chief Investment Officer of Western Asset Mortgage Capital Corporation and Head of Agency RMBS of Western Asset Management Company effective September 30, 2013.  Mr. Fulton has indicated his intention to leave the investment management industry to pursue interests in an unrelated field.

Western Asset Mortgage Capital Corporation has appointed Anup Agarwal to serve as Chief Investment Officer upon Mr. Fulton’s departure.  Mr. Agarwal joined Western Asset Management Company earlier this year as Head of Non-Agency MBS and ABS.  He will now also assume the role of Head of Agency MBS upon Mr. Fulton’s retirement.

Mr. Agarwal has 15 years of experience in securities analysis and investment management.  From 2007-2013, Mr. Agarwal served as Portfolio Manager and Head of Consumer Credit for Stark Investments, a global alternative investment firm.  In this role, Mr. Agarwal was responsible for developing and implementing the investment strategy for Agency and non-Agency mortgages (RMBS), asset backed securities (ABS) and commercial mortgage backed securities (CMBS).  From 2003-2007, Mr. Agarwal was Senior Manager, Head of Credit & Research at Invesco Fixed Income, one of the largest fixed income managers in the United States.

Mr. Agarwal has an MBA in Finance from Temple University and a Bachelor of Technology degree from Indian Institute of Technology in Varanasi, India.

“We are pleased to welcome Anup as our new Chief Investment Officer,” said Gavin James, Chief Executive Officer of Western Asset Mortgage Capital Corporation.  “Anup has a strong track record in mortgage funds and is well suited to lead our investment team.  His extensive experience managing both Agency and non-Agency mortgage investment strategies will be particularly valuable given our current goal of continuing to increase our exposure to non-Agency securities in the REIT.  Over the next few weeks, Anup will be working in tandem with Steve Fulton to manage our portfolio and ensure a smooth transition.

“We are very grateful to Steve Fulton for his many years of excellent service at Western Asset, and we wish him the very best in his future endeavors,” said Mr. James.

Western Asset Mortgage Capital Corporation

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a REIT that invests primarily in Agency RMBS, which are residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency (such as GNMA) or a U.S. Government-sponsored entity (such as FNMA or FHLMC). The Company also invests opportunistically in its other target assets, which include residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or sponsored entity, commercial mortgage-backed securities and other asset-backed securities. The Company is externally managed and advised by Western Asset Management Company, an investment advisor registered with the SEC and a wholly-owned subsidiary of Legg Mason, Inc.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.”  Operating results are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K for the period ended December 31, 2012 filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations Contact:	Media Contact:
Larry Clark	Tricia Ross
Financial Profiles, Inc.	Financial Profiles, Inc.
(310) 478-2700 x29	(916) 939-7285
lclark@finprofiles.com	tross@finprofiles.com